UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 7, 2016

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	410 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 7, 2016, Legg Mason, Inc. (the “Company”), as Borrower; Citibank, N.A., as Administrative Agent; and the other banks party thereto (collectively, the “Lenders”) entered into a second amendment (the “Second Amendment”) to the Company’s unsecured Credit Agreement, dated as of December 29, 2015 (as amended by the First Amendment dated as of March 31, 2016, the “Credit Agreement”) pursuant to which the Lenders made available to the Company a multi-currency revolving credit facility in an amount of $1 billion (which may be increased by an aggregate amount of up to $500 million at the Company’s discretion, subject to the consent of the Lenders).

The Second Amendment revises the definition of “Consolidated EBITDA” in the Credit Agreement to exclude from the calculation of consolidated net income for any period any portion of consolidated net income that is attributable to non-controlling interests (including any non-controlling interests in any consolidated investment vehicle).

In addition, the Second Amendment amends the definition of “Indebtedness” included in the Credit Agreement to expressly provide that any Indebtedness that has been defeased, satisfied or otherwise discharged in accordance with the applicable agreements governing such Indebtedness by the deposit of cash or cash equivalents with the appropriate entity for such purpose will no longer be deemed outstanding for purposes of calculating the amount of Indebtedness under any covenants or any financial or other calculations under the Credit Agreement provided that any such cash and cash equivalents used for such purpose shall also be excluded in any such covenants or financial or other calculations that are calculated in the Credit Agreement net of cash and cash equivalents.

Furthermore, the Second Amendment revises the calculation of the Company’s ratio of consolidated outstanding net debt-to-consolidated earnings before interest, taxes, depreciation, amortization and certain other noncash items (the “Leverage Ratio”) to modify one of the net debt deductions applicable to the Leverage Ratio by increasing the maximum amount of the Company’s hybrid capital securities that are accorded a percentage of equity treatment by one or more rating agencies from $250,000,000 to $750,000,000.

In the ordinary course of its business, the Company has various business relationships with most of the Lenders.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01		Financial Statements and Exhibits.

	(d)	Exhibits

		Exhibit No.	Subject Matter

1.1
Second Amendment, dated as of September 7, 2016, to the Credit Agreement, dated as of December 29, 2015 (as amended by the First Amendment to the Credit Agreement, dated as of March 31, 2016), by and among Legg Mason, Inc., as Borrower, Citibank, N.A., as Administrative Agent, and each of the lenders from time to time party thereto, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: September 7, 2016	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel

LEGG MASON, INC.
EXHIBIT INDEX

Exhibit No.	Subject Matter

1.1
Second Amendment, dated as of September 7, 2016, to the Credit Agreement, dated as of December 29, 2015 (as amended by the First Amendment to the Credit Agreement, dated as of March 31, 2016), by and among Legg Mason, Inc., as Borrower, Citibank, N.A., as Administrative Agent, and each of the lenders from time to time party thereto, filed herewith.